EXHIBIT 99

Standard Parking Corporation Announces Second Quarter 2013 Results

Reaffirms 2013 Full-Year Outlook

CHICAGO, Aug. 6, 2013 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), a leading national provider of parking management, ground transportation and other ancillary services, today announced its second quarter 2013 results. The Company reaffirms its 2013 full-year earnings per share guidance in the range of $0.75 to $0.85, excluding merger and integration related costs. On a GAAP basis, 2013 full-year earnings per share is expected to be in the range of $0.60 - $0.70. The Company continues to expect free cash flow in excess of $30 million for the full year.

Financial Summary

In millions except per share data	Three Months Ended June 30, 2013		Three Months Ended March 31, 2013		Three Months Ended June 30, 2012
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Gross Profit	$45.7	$45.7	$40.7	$40.7	$24.8	$24.8
General and administrative expenses	$26.9	$23.8	$27.8	$23.6	$14.9	$10.5
EBITDA	$18.0	$21.1	$12.3	$16.5	$9.8	$14.2
Income before income taxes	$6.2	$9.2	$0.7	$4.9	$7.1	$11.4
Net income attributable to Standard Parking	$3.3	$5.1	$0.1	$2.5	$4.2	$6.7
Earnings per share (EPS)	$0.15	$0.23	$0.00	$0.11	$0.26	$0.42
EPS dilution due to amortization of merger intangibles[2]		$0.13		$0.10		--
Free Cash Flow[2]	$10.3		($13.4)		$17.3

In millions except per share data	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
	Reported	Adjusted[1]	Reported	Adjusted[1]
Gross Profit	$86.4	$86.4	$46.4	$46.4
General and administrative expenses	$54.7	$47.4	$29.9	$22.4
EBITDA	$30.3	$37.6	$16.3	$23.9
Income before income taxes	$6.8	$14.1	$10.9	$18.5
Net income attributable to Standard Parking	$3.4	$7.6	$6.4	$10.7
Earnings per share (EPS)	$0.15	$0.34	$0.40	$0.68
EPS dilution due to amortization of merger intangibles[2]		$0.23		--
Free Cash Flow[2]	($3.1)		$7.3

[1] Adjusted to eliminate merger and integration related costs, including severance payments, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the October 2012 merger and related tax effects.

[2] Refer to accompanying financial tables for a reconciliation of this non-GAAP financial measure.

James A. Wilhelm, President and Chief Executive Officer, stated, "We're very pleased with our strong second quarter performance and sequential increase in both gross profit and adjusted earnings per share, which exceeded expectations. These positive results were achieved in addition to the progress made in our ongoing integration-related activities, and we continue to credit the focus and unwavering support of our combined, dedicated work force for its efforts.

"The staged integration roll-out remains on track, and we continue to make great progress integrating our core back office operations and driving operational synergies across the business. As part of this systematic roll-out, we recently announced our intention to operate in the future under a common brand, SP+. Those plans remain on schedule, and we expect our existing SP Plus branded service lines and operating divisions to adopt the new look by the end of this year. Once that is complete, we'll shift focus to the transition of our parking operations to the SP+ brand beginning in 2014."

Wilhelm concluded by stating, "Looking ahead, we remain focused on the ongoing execution of our long-term strategy and systematic merger integration process. We believe we're well positioned to build upon the positive momentum generated in the first half of 2013 to deliver long-term growth and profitability."

Second Quarter Operating Results

Gross profit in the second quarter of 2013 was $45.7 million. The sequential increase of 12% or $5.0 million over the first quarter of 2013 reflects the business' solid underlying performance, amplified by the comparison to the first quarter's seasonal weakness. The year-over-year increase in gross profit of $20.9 million was due primarily to the addition of the Central Parking operations.

Second quarter 2013 general and administrative (G&A) expenses were $26.9 million, including $3.1 million of merger and integration related costs, as compared to $27.8 million in the first quarter of 2013, which included $4.2 million of merger and integration related costs. On an adjusted basis, G&A was essentially flat as compared to the prior sequential quarter. G&A, adjusted to exclude merger and integration costs, as a percentage of gross profit was 52.1% in the 2013 second quarter.

Income before income taxes for the second quarter of 2013 was $6.2 million. Excluding merger and integration related costs, adjusted income before income taxes nearly doubled over the prior sequential period due to strong gross profit growth. On a year-over-year basis, adjusted income before income taxes decreased significantly, due primarily to the impact of the amortization of merger-related intangible assets and interest expense on merger-related debt. Excluding the impact of the amortization of merger-related intangible assets of $4.9 million for the second quarter of 2013, adjusted income before income taxes would have increased 23% over the same period of 2012.

The Company generated free cash flow of $10.3 million during the second quarter of 2013 and negative $3.1 million for the first six months of 2013. The Company continues to expect to generate free cash flow in excess of $30 million for the full-year 2013.

Recent Developments

SP Plus® Gameday was awarded contracts for its event logistics services for several North American sporting events including the recently-concluded 2013 CONCACAF Men's Gold Cup Soccer Tournament and the upcoming 2014 and 2015 FIFA Women's World Cup Canada. In addition, the Company announced the renewal of its service contract at FedEx Field in Landover, Md.

SP Plus® University Services was awarded a contract to manage parking operations at select parking facilities for sporting events and special campus activities at the Georgia Institute of Technology.

The Company's SP Plus® Airport Services division announced the renewal of Central Parking's contract to provide parking management services at Detroit Metropolitan Wayne County Airport.

SP Plus® Municipal Services announced awards by the City of Long Beach, Calif., the City of Newport Beach, Calif. and Albany, New York's Capital District Transit Authority (CDTA).

The Company's SP Plus® Hotel Service division began providing valet parking services for six hotel properties throughout the greater New York metropolitan area since April 1st.

Central Parking Integration

The ongoing integration of Standard Parking's and Central Parking's support office platforms and processes has moved to the implementation phase as planned. On July 1, 2013, the Company converted its Oklahoma and Nebraska operations to a common platform. After a planned hiatus to allow for process refinement based on the initial conversion, eight more states are to be migrated to the common platform on October 1, 2013. Additional states are to be converted on a monthly basis thereafter, with completion for all states expected by the end of 2014.

Consolidation of Standard Parking's and Central Parking's 90 regional offices in use at the time of the October 2012 merger is essentially complete. Approximately 30% of those offices have been eliminated.

Reaffirms 2013 Full-Year Outlook

The Company reaffirms its 2013 full-year earnings per share guidance in the range of $0.75 to $0.85, excluding merger and integration related costs. On a GAAP basis, 2013 full-year earnings per share is expected to be in the range of $0.60 - $0.70. The Company continues to expect free cash flow in excess of $30 million for the full year,

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on August 7, 2013 and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at ir.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

About Standard Parking

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company has approximately 23,000 employees and manages approximately 4,400 facilities with more than 2.1 million parking spaces in hundreds of cities across North America. The operations include parking-related and shuttle bus operations serving 75 airports. USA Parking System, a Company subsidiary, is one of the premier valet operators in the nation, with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on that website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10- Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Reaffirms 2013 Full-Year Outlook" and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; unanticipated Central Parking merger and integration expenses; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; the impact of the divestitures of management contracts and leases required by the agreement entered into by the Company with the Department of Justice in connection with the Central Parking merger; other losses, or renewals on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; adverse economic impact to the Company in areas damaged by Hurricane Sandy; changes in general economic and business conditions or demographic trends; the effect on the Company's strategy and operations due to changes to the Board of Directors that occurred upon the completion of the merger; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; intense competition; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including G&A excluding merger and integration related costs (also referred to as adjusted G&A), income before income taxes excluding merger and integration related costs (also referred to as adjusted income before income taxes), net income excluding merger and integration related costs (also referred to as adjusted net income), net income per share excluding merger and integration related costs (also referred to as adjusted EPS), EBITDA and EBITDA excluding merger and integration related costs (also referred to as adjusted EBITDA), and free cash flow.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted G&A, EBITDA and adjusted EBITDA, adjusted income before income taxes, adjusted net income and adjusted EPS, and free cash flow should not be considered as alternatives to, or more meaningful indicators of, the Company's operating performance than G&A, income before income taxes, net income or EPS as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Adjusted G&A and adjusted income before income taxes are non-GAAP financial measures of G&A expenses and income before income taxes, respectively, excluding merger and integration related costs. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results. Adjusted net income and adjusted EPS are non-GAAP financial measures of net income and EPS excluding merger and integration related costs. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly-titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except for share and per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 20,457	$ 28,450
Notes and accounts receivable, net	119,976	110,617
Prepaid expenses and supplies	17,740	25,923
Deferred taxes	14,824	14,824
Total current assets	172,997	179,814
Leasehold improvements, equipment, land and construction in progress, net	41,795	40,010
Other assets:
Advances and deposits	7,863	8,539
Long-term receivables, net	14,989	15,346
Intangible assets, net	160,231	175,587
Other assets, net	23,249	22,314
Cost of contracts, net	12,412	14,215
Goodwill	433,877	435,122
	652,621	671,123
Total assets	$ 867,413	$ 890,947
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 120,857	$ 129,034
Accrued and other current liabilities	94,514	109,239
Current portion of unfavorable lease contracts	13,029	15,002
Current portion of long-term debt obligations	21,559	21,752
Total current liabilities	249,959	275,027
Deferred taxes	28,043	27,521
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	282,914	286,727
Other long-term debt obligations	1,914	1,995
	284,828	288,722
Unfavorable lease contracts	37,622	44,335
Other long-term liabilities	63,313	58,086
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2013 and December 31, 2012; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of June 30, 2013 and December 31, 2012; 21,906,254 and 21,870,770 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	22	22
Additional paid-in capital	238,763	236,375
Accumulated other comprehensive (loss) income	508	(381)
Accumulated deficit	(36,134)	(39,512)
Total Standard Parking Corporation stockholders' equity	203,159	196,504
Noncontrolling interest	489	752
Total equity	203,648	197,256
Total liabilities and stockholders' equity	$ 867,413	$ 890,947

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Parking services revenue:
Lease contracts	$ 123,232	$ 42,414	$ 246,368	$ 79,958
Management contracts	88,659	44,372	176,054	92,336
	211,891	86,786	422,422	172,294
Reimbursed management contract revenue	158,402	104,160	317,879	208,097
Total revenue	370,293	190,946	740,301	380,391
Cost of parking services:
Lease contracts	111,566	38,000	223,066	73,387
Management contracts	54,653	24,018	112,987	52,510
	166,219	62,018	336,053	125,897
Reimbursed management contract expense	158,402	104,160	317,879	208,097
Total cost of parking services	324,621	166,178	653,932	333,994
Gross profit:
Lease contracts	11,666	4,414	23,302	6,571
Management contracts	34,006	20,354	63,067	39,826
Total gross profit	45,672	24,768	86,369	46,397
General and administrative expenses	26,869	14,868	54,694	29,913
Depreciation and amortization	8,074	1,807	15,382	3,535
Operating income	10,729	8,093	16,293	12,949
Other expenses (income):
Interest expense	4,763	1,132	9,770	2,262
Interest income	(188)	(135)	(299)	(205)
	4,575	997	9,471	2,057
Income before income taxes	6,154	7,096	6,822	10,892
Income tax expense	2,049	2,856	2,095	4,384
Net income	4,105	4,240	4,727	6,508
Less: Net income attributable to noncontrolling interest	780	85	1,349	157
Net income attributable to Standard Parking Corporation	$ 3,325	$ 4,155	$ 3,378	$ 6,351
Common stock data:
Net income per share:
Basic	$ 0.15	$ 0.27	$ 0.15	$ 0.41
Diluted	$ 0.15	$ 0.26	$ 0.15	$ 0.40
Weighted average shares outstanding:
Basic	21,889,777	15,665,263	21,880,274	15,614,868
Diluted	22,221,102	15,900,659	22,195,953	15,860,668

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except for share and per share data, unaudited)

	Six Months Ended
	June 30, 2013	June 30, 2012
Operating activities:
Net income	$ 4,727	$ 6,508
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	14,807	3,496
Net accretion of acquired lease contracts	(3,013)	—
Loss on sale and abandonment of assets	590	41
Amortization of debt issuance costs and original issue discount on borrowings	1,530	311
Non-cash stock-based compensation	2,468	863
Excess tax benefit related to stock option exercises	—	(221)
Provisions for losses on accounts receivable	149	92
Deferred income taxes	(867)	1,493
Net change in operating assets and liabilities	(13,384)	(2,903)
Net cash provided by operating activities	7,007	9,680
Investing activities:
Purchase of leasehold improvements and equipment	(7,906)	(1,863)
Cost of contracts purchased	(337)	(237)
Proceeds from sale of assets	52	15
Capitalized interest	—	(8)
Contingent payments for businesses acquired	—	(46)
Net cash used in investing activities	(8,191)	(2,139)
Financing activities:
Proceeds from exercise of stock options	—	154
Earn-out payments made	(142)	(1,525)
Tax benefit related to stock option exercises	—	221
Payments on senior credit facility	(4,400)	(10,000)
Distribution to noncontrolling interest	(1,612)	(128)
Payments on long-term borrowings	(383)	(345)
Net cash used in financing activities	(6,537)	(11,623)
Effect of exchange rate changes on cash and cash equivalents	(272)	(83)
Decrease in cash and cash equivalents	(7,993)	(4,165)
Cash and cash equivalents at beginning of period	28,450	13,220
Cash and cash equivalents at end of period	$ 20,457	$ 9,055
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 8,179	$ 1,779
Income taxes	1,062	2,813

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED G&A, ADJUSTED INCOME BEFORE INCOME TAXES, ADJUSTED NET INCOME AND ADJUSTED EPS
(in thousands, except for share and per share data, unaudited)

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
General and administrative expenses, as reported	$26,869	$27,825	$14,868	$54,694	$29,913
Subtract: Merger and integration related costs	(3,093)	(4,224)	(4,352)	(7,317)	(7,560)
Adjusted G&A	$23,776	$23,601	$10,516	$47,377	$22,353

Income before income taxes, as reported	$6,154	$668	$7,096	$6,822	$10,892
Add: Merger and integration related costs	3,093	4,224	4,352	7,317	7,560
Adjusted income before income taxes	$9,247	$4,892	$11,448	$14,139	$18,452

Net income attributable to Standard Parking, as reported	$3,325	$53	$4,155	$3,378	$6,351
Add: Merger and integration related costs, after tax (1)	1,794	2,450	2,524	4,244	4,385
Adjusted net income	$5,119	$2,503	$6,679	$7,622	$10,736

Net income per share, as reported
Basic	$0.15	$0.00	$0.27	$0.15	$0.41
Diluted	$0.15	$0.00	$0.26	$0.15	$0.40

Adjusted net income per share
Basic	$0.23	$0.11	$0.43	$0.35	$0.69
Diluted	$0.23	$0.11	$0.42	$0.34	$0.68

Weighted average shares outstanding
Basic	21,889,777	21,870,771	15,665,263	21,880,274	15,614,868
Diluted	22,221,102	22,170,804	15,900,659	22,195,953	15,860,668

(1) Total merger and integration related costs	$3,093	$4,224	$4,352	$7,317	$7,560
Statutory tax rate	42.0%	42.0%	42.0%	42.0%	42.0%
Total merger and integration related costs, after tax	$1,794	$2,450	$2,524	$4,244	$4,385

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income attributable to Standard Parking	$3,325	$53	$4,155	$3,378	$6,351
Add:
Income tax expense	2,049	46	2,856	2,095	4,384
Interest expense, net	4,575	4,896	997	9,471	2,057
Depreciation and amortization expense	8,074	7,308	1,807	15,382	3,535
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	$18,023	$12,303	$9,815	$30,326	$16,327

Add: Merger and integration related costs	3,093	4,224	4,352	7,317	7,560
Adjusted EBITDA	$21,116	$16,527	$14,167	$37,643	$23,887

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - CALCULATION OF EPS DILUTION DUE TO AMORTIZATION OF MERGER-RELATED INTANGIBLES
(in thousands, except for share and per share data, unaudited)

	Three months ended		Six months ended
	June 30, 2013	March 31, 2013	June 30, 2013
Amortization of merger-related intangibles	$4,883	$3,819	$8,702
Statutory tax rate	42%	42%	42%
Amortization of merger-related intangibles, after tax	$2,832	$2,215	$5,047

Weighted average shares outstanding, diluted	22,221,102	22,170,804	22,195,953
Amortization of merger-related intangibles, after tax, per share	$0.13	$0.10	$0.23

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income	$10,729	$8,093	$16,293	$12,949
Depreciation and amortization expense	8,074	1,807	15,382	3,535
Non-cash compensation	1,426	502	2,468	863
Income tax paid	(785)	(2,387)	(1,062)	(2,813)
Income attributable to noncontrolling interest	(780)	(85)	(1,349)	(157)
Change in assets and liabilities	858	11,561	(18,378)	(3,114)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(5,124)	(1,320)	(8,243)	(2,154)
Operating cash flow	$14,398	$18,171	$5,111	$9,109
Cash interest paid (before payment of debt issuance costs)	(4,078)	(884)	(8,179)	(1,779)
Free cash flow (1)	$10,320	$17,287	($3,068)	$7,330
Decrease (increase) in cash and cash equivalents	6,339	(8)	7,993	4,165
Free cash flow, net of change in cash	$16,659	$17,279	$4,925	$11,495

Sources (Uses) of cash:
(Payments) on senior credit facility	($16,325)	($16,700)	($4,400)	($10,000)
(Payments) on other borrowings	(192)	(174)	(383)	(345)
Proceeds from exercise of stock options	--	--	--	154
Tax benefit related to stock option exercises	--	40	--	221
(Payments) on earn-out	(142)	(445)	(142)	(1,525)
Total sources (uses) of cash	($16,659)	($17,279)	($4,925)	($11,495)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2013	March 30, 2013	June 30, 2013
Net cash provided by (used in) operating activities	$7,007	($9,516)	$16,523
Net cash (used in) investing activities	(8,191)	(3,068)	(5,123)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(1,612)	(669)	(943)
Effect of exchange rate changes on cash and cash equivalents	(272)	(135)	(137)
Free cash flow	($3,068)	($13,388)	$10,320

	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2012	March 30, 2012	June 30, 2012
Net cash provided by (used in) operating activities	$9,680	($9,109)	$18,789
Net cash (used in) investing activities	(2,139)	(825)	(1,314)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(128)	(73)	(55)
Effect of exchange rate changes on cash and cash equivalents	(83)	50	(133)
Free cash flow	$7,330	($9,957)	$17,287

STANDARD PARKING CORPORATION
LOCATION COUNT

	June 30, 2013	December 31, 2012	June 30, 2012
Managed facilities	3,473	3,325	1,971
Leased facilities	873	939	187
Total facilities	4,346	4,264	2,158

CONTACT: Michael Wolf - Standard Parking Corp.
         (312) 274-2070
         mwolf@spplus.com